Exhibit 99.1
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared to illustrate the estimated effects of the following transactions (collectively, the “Transactions”):

•
the proposed acquisition of Anixter International Inc., a Delaware corporation (“Anixter”), by WESCO International, Inc., a Delaware corporation (“WESCO”), pursuant to the Agreement and Plan of Merger, dated as of January 10, 2020 (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among WESCO, Anixter and Warrior Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of WESCO (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Anixter (the “Merger”), with Anixter surviving the Merger as a wholly owned subsidiary of WESCO;

•
the offering by WESCO Distribution, Inc. (the “Issuer”), a wholly owned subsidiary of WESCO, of $1,500,000,000 senior notes due 2025 (the “5-Year Notes”) and $1,325,000,000 senior notes due 2028 (the “8 Year Notes” and, together with the 5 Year Notes, the “notes”), as described in the Current Report on Form 8-K to which this Exhibit is attached;

•
the refinancing of certain indebtedness of WESCO, including the replacement of WESCO’s existing asset-based revolving credit facility (the “Existing ABL Facility”) with a senior secured asset‑based revolving credit facility in aggregate principal amount of approximately $1.1 billion (the “New ABL Facility”), and the increase in WESCO’s borrowing capacity under its accounts receivable securitization facility (the “Receivables Facility”) by $375 million to $975 million; and

•
the refinancing of certain existing indebtedness of Anixter contemplated by the Merger Agreement, including financing the satisfaction and discharge, defeasance, redemption or other repayment in full of Anixter Inc.’s 5.125% Senior Notes due 2021 (the “Anixter 2021 Notes”), and financing any amounts payable in connection with the consent solicitations and tender offers in respect of Anixter Inc.’s 5.50% Senior Notes due 2023 (the “Anixter 2023 Notes”) and Anixter Inc.’s 6.00% Senior Notes due 2025 (the “Anixter 2025 Notes”).

Under the terms of the Merger Agreement, at the effective time of the Merger, each share of Anixter common stock will be converted into the right to receive (i) $70.00 in cash, without interest, subject to adjustment as set forth in the Merger Agreement and as further described below (the “cash consideration”), (ii) 0.2397 shares of WESCO common stock, subject to adjustment as set forth in the Merger Agreement and as further described below (the “common stock consideration”) and (iii) 0.6356 depositary shares, each representing a 1/1,000th interest in a share of newly issued WESCO Series A fixed‑rate reset cumulative perpetual preferred stock, $25,000 stated amount per whole preferred share (the “WESCO Series A preferred stock”), subject to adjustment as set forth in the Merger Agreement and as further described below (the “preferred stock consideration” and, together with the cash consideration and the common stock consideration, the “Merger Consideration”), in each case, less any applicable withholding taxes.

The Merger Agreement provides for downside protection for the value of WESCO common stock, such that if the average of the volume‑weighted trading prices of WESCO common stock on the NYSE during the 10 consecutive trading days ending three days prior to the effective time of the Merger, subject to adjustment as set forth in the Merger Agreement (the “average WESCO stock price”), is less than $58.88, the closing price of WESCO common stock on the NYSE on January 2, 2020, but greater than $47.10, the amount of the cash consideration will be increased to offset the decline in the value of the common stock consideration below $58.88, up to a maximum cash increase of $2.82 per share of Anixter common stock. If the average WESCO stock price is less than $47.10, Anixter stockholders will not receive the benefit of additional downside protection above the $2.82 of additional cash consideration.

The Merger Agreement also provides that WESCO may elect to substitute additional cash consideration to reduce the preferred stock consideration on a dollar‑for‑dollar basis (valuing the preferred stock consideration for this purpose based on the value of the liquidation preference of the underlying WESCO Series A preferred stock). WESCO may not, however, reduce the preferred stock consideration if the aggregate face amount of the preferred stock consideration issued would be less than $100 million, unless the preferred stock consideration issued is reduced to zero. As of the date of this offering memorandum, WESCO has not made any determination to reduce the amount of the preferred stock consideration.

Additionally, the Merger Agreement provides that the common stock consideration may be reduced and the cash consideration increased, in each case, to the minimum extent necessary to ensure that the issuance of WESCO common stock at closing does not exceed 19.9% of the issued and outstanding shares of WESCO common stock immediately prior to the effective time.

The unaudited pro forma condensed combined financial information was derived from the following items:

•	the audited consolidated financial statements of WESCO for the year ended December 31, 2019, incorporated by reference in this offering memorandum;

•	the unaudited consolidated financial statements of WESCO for the three months ended March 31, 2020, incorporated by reference in this offering memorandum;

•	the audited consolidated financial statements of Anixter for the year ended January 3, 2020, incorporated by reference in this offering memorandum; and

•	the unaudited consolidated financial statements of Anixter for the three months ended April 3, 2020, incorporated by reference in this offering memorandum.

The unaudited pro forma condensed combined statement of income for the twelve-month period ended March 31, 2020 has been calculated by (1) adding the unaudited pro forma financial data for the year ended December 31, 2019 and the unaudited pro forma financial data for the three months ended March 31, 2020 and (2) then subtracting the unaudited pro forma financial data for the three months ended March 31, 2019. The unaudited pro forma condensed combined statement of income has been adjusted to give effect to the Transactions as if they occurred on January 1, 2019, the first day of WESCO’s 2019 fiscal year. The unaudited pro forma condensed combined balance sheet has been adjusted to give effect to the Transactions as if they occurred on March 31, 2020.

The pro forma adjustments are based on the information available and certain assumptions that management believes are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements.

The Merger has been accounted for as a business combination with WESCO acquiring Anixter in accordance with Accounting Standards Codification (“ASC”) 805 Business Combinations. Under the acquisition method of accounting, the acquisition date fair value will be allocated to the identified assets acquired and liabilities assumed based on their respective fair market value, with any excess allocated to goodwill.

The allocation of the purchase price used in the unaudited pro forma condensed combined financial information is based on preliminary estimates. The estimates and assumptions are subject to change at the effective time of the Merger. The final determination of the allocation of the purchase price will be based on the identification of Anixter’s assets acquired and liabilities assumed and their respective assigned fair values as of the effective time of the Merger.

WESCO estimated the fair value of Anixter’s assets and liabilities based on discussions with Anixter’s management, preliminary valuation studies and financial due diligence. Accordingly, the final purchase accounting adjustments may be materially different from the preliminary unaudited adjustments presented herein.

The unaudited pro forma condensed combined financial information is presented for illustrative and informative purposes only and is not intended to represent or be indicative of what WESCO’s results of operations and financial position would have been had the Transactions actually occurred on the dates indicated, and it is neither representative of nor projects WESCO’s results of operations for any future period or WESCO’s financial condition at any future date. See “Risk Factors—Risks Related to Our Business and the Merger—The combined company’s future results may differ materially from the unaudited pro forma financial results that we have disclosed.” The unaudited pro forma condensed combined financial information should be read in conjunction with Anixter’s and WESCO’s audited and unaudited financial statements and the accompanying notes incorporated by reference in this offering memorandum, as well as the other financial information included and incorporated by reference herein.

WESCO INTERNATIONAL, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2020
(in thousands)

	WESCO Historical	Anixter Historical (as of April 3, 2020)	Pro Forma Merger Adjustments (Note 3)		Funding of the Merger (Note 3)		WESCO Combined Pro Forma
Assets
Current assets:
Cash and cash equivalents	$342,560	$282,032	$(4,037,959)	(a)	$3,618,226	(a)	$204,859
Trade accounts receivable, net	1,214,331	1,532,998	-		-		2,747,329
Other accounts receivable	77,691	-	-		-		77,691
Inventories	950,521	1,365,155	133,245	(b)	-		2,448,921
Prepaid expenses and other current assets	192,375	52,266	(100,000)	(c)	-		144,641
Total current assets	2,777,478	3,232,451	(4,004,714)		3,618,226		5,623,441
Property, buildings and equipment, net	183,997	174,755	-		-		358,752
Operating lease assets	271,602	263,539	-		-		535,141
Intangible assets, net	267,628	342,943	1,142,057	(d)	-		1,752,628
Goodwill	1,717,963	809,964	749,529	(e)	-		3,277,456
Other assets	12,288	126,838	(9,274)	(f)	-		129,852
Total assets	$5,230,956	$4,950,490	$(2,122,402)		$3,618,226		$11,677,270
Liabilities and Equity
Current liabilities:
Accounts payable	$804,330	$1,104,759	$-		$-		$1,909,089
Accrued payroll and benefit costs	28,940	-	52,931	(g)	-		81,871
Short-term debt	24,097	-	-		-		24,097
Current portion of long-term debt, net	379	-	-		-		379
Bank overdrafts	13,951	-	-		-		13,951
Other current liabilities	168,808	316,087	(59,229)	(h)	-		425,666
Total current liabilities	1,040,505	1,420,846	(6,298)		-		2,455,053
Long-term debt, net	1,542,602	1,316,835	(1,350,800)	(i)	3,618,226	(a)	5,126,863
Operating lease liabilities	213,172	209,226	-		-		422,398
Deferred income taxes	146,977	5,098	275,041	(j)	-		427,116
Other noncurrent liabilities	85,574	165,145	532	(k)	-		251,251
Total liabilities	$3,028,830	$3,117,150	$(1,081,525)		$3,618,226		$8,682,681

Stockholders’ equity:
Preferred stock, at par value	$-	$-	$-	(l)	$-		$-
Common stock, at par value	594	34,386	(34,304)	(l)	-		676
Class B non-voting convertible common stock, at par value	43	-	-		-		43
Additional capital	1,041,637	311,076	558,223	(l)	-		1,910,936
Retained earnings	2,565,597	1,819,496	(1,896,414)	(l)	-		2,488,679
Treasury stock	(937,078)	-	-		-		(937,078)
Accumulated other comprehensive loss	(461,623)	(331,618)	331,618	(l)	-		(461,623)
Total stockholders’ equity	2,209,170	1,833,340	(1,040,877)		-		3,001,633
Non-controlling interests	(7,044)	-	-		-		(7,044)
Total equity	2,202,126	1,833,340	(1,040,877)		-		2,994,589
Total liabilities and stockholders’ equity	$5,230,956	$4,950,490	$(2,122,402)		$3,618,226		$11,677,270

See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Information”

WESCO INTERNATIONAL, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2020
(in thousands, except per share amounts)

	WESCO Historical	Anixter Historical (Three Months Ended April 3, 2020)	Pro Forma Merger Adjustments (Note 3)		Funding of the Merger (Note 3)		WESCO Combined Pro Forma
Net sales	$1,968,647	$2,071,662	$-		$-		$4,040,309
Cost of goods sold (excluding depreciation and amortization)	1,592,249	1,655,284	-		-		3,247,533
Selling, general and administrative expenses	299,392	327,900	(6,883)	(m,n)	-		620,409
Depreciation and amortization	16,093	17,072	10,891	(o)	-		44,056
Income from operations	60,913	71,406	(4,008)		-		128,311
Net interest and other	16,472	23,412	(15,402)	(p)	57,732	(p)	82,214
Income before income taxes	44,441	47,994	11,394		(57,732)		46,097
Provision for income taxes	10,266	12,327	1,767	(q)	(14,618)	(q)	9,742
Net income	34,175	35,667	9,627		(43,114)		36,355
Less: Net loss attributable to non-controlling interests	(232)	-	-		-		(232)
Net income attributable to common stockholders	34,407	35,667	9,627		(43,114)		36,587
Preferred dividends	-	-	14,351	(r)	-		14,351
Income applicable to common stockholders	$34,407	$35,667	$(4,724)		$(43,114)		$22,236

Basic earnings per common share (s)	$0.82						$0.44
Diluted earnings per share (s)	$0.82						$0.44
Weighted average number of common shares outstanding:
Basic	41,837						49,987
Diluted	42,075						50,225

See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Information”

WESCO INTERNATIONAL, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2019
(in thousands, except per share amounts)

	WESCO Historical	Anixter Historical (Year Ended January 3, 2020)	Pro Forma Merger Adjustments (Note 3)		Funding of the Merger (Note 3)		WESCO Combined Pro Forma
Net sales	$8,358,917	$8,845,555	$-		$-		$17,204,472
Cost of goods sold (excluding depreciation and amortization)	6,777,456	7,069,768	-		-		13,847,224
Selling, general and administrative expenses	1,173,137	1,336,005	(8,582)	(m,n)	-		2,500,560
Depreciation and amortization	62,107	72,249	42,952	(o)	-		177,308
Income from operations	346,217	367,533	(34,370)		-		679,380
Net interest and other	64,156	74,125	(70,663)	(p)	229,333	(p)	296,951
Income before income taxes	282,061	293,408	36,293		(229,333)		382,429
Provision for income taxes	59,863	30,464	5,874	(q)	(57,921)	(q)	38,280
Net income	222,198	262,944	30,419		(171,412)		344,149
Less: Net loss attributable to non-controlling interests	(1,228)	-	-		-		(1,228)
Net income attributable to common stockholders	223,426	262,944	30,419		(171,412)		345,377
Preferred dividends	-	-	57,404	(r)	-		57,404
Income applicable to common stockholders	$223,426	$262,944	$(26,985)		$(171,412)		$287,973

Basic earnings per common share (s)	$5.18						$5.62
Diluted earnings per share (s)	$5.14						$5.58
Weighted average number of common shares outstanding:
Basic	43,104						51,254
Diluted	43,487						51,637

See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Information”

WESCO INTERNATIONAL, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE TWELVE MONTHS ENDED MARCH 31, 2020
(in thousands, except per share amounts)

	WESCO Historical	Anixter Historical (Twelve Months Ended April 3, 2020)	Pro Forma Merger Adjustments (Note 3)		Funding of the Merger (Note 3)		WESCO Combined Pro Forma
Net sales	$8,366,297	$8,808,716	$-		$-		$17,175,013
Cost of goods sold (excluding depreciation and amortization)	6,790,934	7,035,489	-		-		13,826,423
Selling, general and administrative expenses	1,176,001	1,337,623	(17,061)	(m,n)	-		2,496,563
Depreciation and amortization	62,958	71,260	43,156	(o)	-		177,374
Income from operations	336,404	364,344	(26,095)		-		674,653
Net interest and other	63,508	78,987	(67,270)	(p)	229,940	(p)	305,165
Income before income taxes	272,896	285,357	41,175		(229,940)		369,488
Provision for income taxes	58,473	25,811	6,011	(q)	(58,005)	(q)	32,290
Net income	214,423	259,546	35,164		(171,935)		337,198
Less: Net loss attributable to non-controlling interests	(1,041)	-	-		-		(1,041)
Net income attributable to common stockholders	215,464	259,546	35,164		(171,935)		338,239
Preferred dividends	-	-	57,404	(r)	-		57,404
Income applicable to common stockholders	$215,464	$259,546	$(22,240)		$(171,935)		$280,835

Basic earnings per common share (s)	$5.09						$5.57
Diluted earnings per share (s)	$5.06						$5.53
Weighted average number of common shares outstanding:
Basic	42,304						50,454
Diluted	42,617						50,767

See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Information”

Notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTE 1:  Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared from the respective historical consolidated information of WESCO and Anixter, and reflects adjustments to the historical information using the guidance in Article 11 of Regulation S-X of the Exchange Act using the acquisition method of accounting, as defined by ASC 805, and using the fair value concepts as defined in ASC 820 Fair Value Measurement. As a result, WESCO will record the business combination in its consolidated financial statements and will apply the acquisition method to account for Anixter’s assets acquired and liabilities assumed upon completion of the Merger. The acquisition method requires the recording of identifiable assets acquired and liabilities assumed at their fair values on the acquisition date, and the recording of goodwill for the excess of the purchase price over the aggregate fair value of the identifiable assets acquired and liabilities assumed. In addition, ASC 805 requires that, at the date of the Merger, the consideration transferred be measured at its then-current fair value.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what WESCO’s financial position or results of operations would have been had the Merger and the other Transactions been consummated on the date indicated, nor is it necessarily indicative of what the financial position or results of operations of the combined company will be in future periods. The historical financial information has been adjusted to give effect to estimated pro forma events that are directly attributable to the Merger and the other Transactions, factually supportable and, with respect to the unaudited pro forma condensed combined statement of income, expected to have a continuing impact on the combined results of operations.  Additionally, the preliminary unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities or benefits that may result from potential revenue enhancements, anticipated cost savings and expense efficiencies or other synergies that may be achieved in the Merger or any strategies that management may consider in order to continue to efficiently manage WESCO’s operations.

To prepare the unaudited pro forma condensed combined financial information, WESCO adjusted Anixter’s assets and liabilities to their estimated fair values based on preliminary valuation procedures performed. As of the date of this offering memorandum, WESCO has not completed the detailed valuation procedures necessary to finalize the required estimated fair values and lives of Anixter’s assets to be acquired and liabilities to be assumed and the related allocation of the purchase price. The final valuation and related allocation of the purchase price will be determined after the transaction is completed. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Also, as of the date of this offering memorandum, certain reclassifications have been made to align Anixter presentation with that of WESCO. Furthermore, WESCO has not as yet completed its review of Anixter’s accounting policies/ presentation and as such may not have identified all adjustments and further reclassifications necessary to conform Anixter’s accounting and presentation with that of WESCO. As a result of this review, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments.

Accounting Periods Presented

WESCO and Anixter have different fiscal years. WESCO’s fiscal year ends on December 31, whereas Anixter’s fiscal year ends on the Friday nearest December 31, with the fiscal quarters spanning thirteen weeks and the first quarter ending on the Friday of the first thirteen-week period. The unaudited pro forma condensed combined balance sheet and statement of income have been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 of Regulation S-X of the Exchange Act.

The unaudited pro forma condensed combined balance sheet as of March 31, 2020 has been prepared as if the Transactions occurred on March 31, 2020 and combines WESCO’s balance sheet as of March 31, 2020 with Anixter’s balance sheet as of April 3, 2020.  The unaudited pro forma condensed combined statement of income for the three months ended March 31, 2020, the year ended December 31, 2019 and for the twelve months ended March 31, 2020 have been prepared as if the Transactions occurred on January 1, 2019, the first day of WESCO’s 2019 fiscal year; and combines the historical results of WESCO for the three months ended March 31, 2020, the fiscal year ended December 31, 2019 and the twelve months ended March 31, 2020 with the historical results of Anixter for the three months ended April 3, 2020, the fiscal year ended January 3, 2020 and the twelve months ended April 3, 2020, respectively.

NOTE 2: Calculation of Estimated Purchase Consideration and Preliminary Purchase Price Allocation

The preliminary estimated fair value of purchase consideration to be transferred on the closing date of the Merger is comprised of (i) total cash consideration, which includes cash to be paid to Anixter stockholders for the issued and outstanding shares of Anixter common stock, cash settlement of vested equity awards, fair value of estimated Anixter RSUs vested prior to closing and the repayment of certain preexisting Anixter obligations described below, and (ii) shares of WESCO common stock and depositary shares representing an interest in the WESCO Series A preferred stock. Estimated purchase consideration of approximately $4.8 billion is based on WESCO’s closing share price of $40.38 on June 8, 2020. The value of the purchase consideration will change based on fluctuations in the share price of WESCO’s common stock and Series A preferred stock and the number of common shares of Anixter outstanding on the closing date.

The following table summarizes the components of the estimated purchase consideration:

in thousands, except for per share amounts and exchange ratio
Estimated shares of Anixter common stock outstanding (i)	34,002
Cash consideration (per share of common stock) (ii)	$72.82
Estimated cash portion attributable to common stock outstanding	$2,476,010

Estimated number of Anixter options eligible for Merger Consideration (iii)	201
Cash consideration (per Anixter share) of Merger Consideration value less weighted average exercise price (iv)	$36.12
Estimated cash portion attributable to outstanding Anixter options	$7,250

Estimated number of Anixter restricted stock units eligible for Merger Consideration (v)	817
Cash consideration (per Anixter share) of Merger Consideration value	$98.39
Estimated cash portion attributable to outstanding restricted stock units	$80,364

Fair value of estimated cash consideration for Anixter equity	$2,563,624

Estimated shares of Anixter common stock outstanding (i)	34,002
Exchange ratio (per share of Anixter common stock)	0.2397
Estimated total shares of WESCO common stock to be issued	8,150
Assumed share price of WESCO common stock (vi)	$40.38
Estimated common stock portion	$329,106

Estimated total shares of WESCO Series A preferred stock to be issued (vii)	22
Assumed share price of WESCO Series A preferred stock	$25,000
Estimated WESCO Series A preferred stock portion	$540,275

Fair value of estimated equity consideration	$869,381

Fair value of estimated Anixter RSUs vested prior to closing (viii)	$532

Total estimated consideration pre-settlement obligations	$3,433,537

Add: Extinguishment of the following Anixter obligations ("Anixter obligations"), including accrued and unpaid interest:
CD&R termination fee (ix)	$100,000
Extinguishment of Anixter 2021 Notes and partial retirement of the Anixter 2023 Notes and Anixter 2025 Notes (x)	972,390
Extinguishment of Anixter existing receivables facility (xi)	310,000
Extinguishment of finance lease obligations and other debt (xii)	19,499
Total estimated purchase consideration	$4,835,426

(i)	Represents outstanding shares of Anixter common stock as of June 8, 2020.
(ii)
Represents the cash consideration related to Anixter common stock calculated, with respect to each share of Anixter common stock, as the sum of the base cash amount of $70 plus the cash collar adjustment amount of $2.82. The cash collar adjustment amount is triggered if the average of the volume-weighted trading prices of WESCO common stock on the NYSE during the 10 consecutive trading days ending three trading days prior to the effective time falls between $47.10 and $58.88. For purposes of calculating the pro forma information WESCO has taken the closing price of its stock as of June 8, 2020 which was below $47.10. As such the cash collar adjustment amount is $2.82.

(iii)	Represents outstanding Anixter options as of June 8, 2020.
(iv)
Represents the cash consideration related to Anixter options calculated with respect to each Anixter option outstanding, a Merger Consideration value of $98.39, less the weighted average exercise price of $62.27.

(v)	Represents Anixter’s outstanding restricted stock units as of June 8, 2020 that are subject to a change of control provision.
(vi)	Represents the closing price of shares of WESCO common stock on June 8, 2020, which was used as a proxy for the average WESCO common stock price.
(vii)
Represents 0.6356 depositary shares for each common share outstanding, with each whole depositary share representing a 1/1,000th interest in a share of WESCO Series A preferred stock with a liquidation preference of $25,000 per preference share.

(viii)	Represents the estimated portion of the replacement WESCO phantom stock units issued to Anixter’s employees that is attributable to pre-Merger service.
(ix)	Represents the total cash settlement paid by WESCO to terminate Anixter’s merger agreement with affiliates of Clayton, Dubilier & Rice (“CD&R”).
(x)
Represents the total cash settlement to extinguish the Anixter 2021 Notes and the cash paid to partially retire the Anixter 2023 Notes and the Anixter 2025 Notes pursuant to the WESCO Tender Offers. The amount represents the principal amounts to be settled/retired, plus accrued interest, the early tender premium and fees paid.

(xi)	Represents the total cash settlement to extinguish Anixter’s existing receivables facility. The amount represents the total outstanding principal amount and accrued and unpaid interest.
(xii)	Represents the total cash settlement to extinguish Anixter finance lease obligations and other debt.

Purchase Price Sensitivity

Should the assumed share price of the WESCO common stock increase or decrease by 30%, the total estimated purchase price would increase to $4.9 billion or decrease to $4.7 billion, respectively. For the purposes of this calculation, the common stock portion of the estimated purchase price is based on the number of shares of Anixter common stock outstanding and the estimated shares underlying Anixter stock-based awards, in each case reflected in the table above, but is subject to change based on the outstanding shares of Anixter common stock and Anixter stock-based awards at the time of the closing of the Merger. Should the share price of the WESCO Series A preferred stock increase or decrease by 30%, the total estimated purchase price would increase or decrease by $162.1 million. Changes in the purchase price would result in a re-evaluation of the preliminary purchase price allocation.

Preliminary Purchase Price Allocation

The preliminary allocation of the estimated purchase price to the assets acquired and liabilities assumed includes adjustments for the fair value of Anixter’s assets and liabilities. The final allocation will be determined as of the closing of the Merger once WESCO has determined the final purchase price and completed the detailed valuation analysis. The final allocation could differ materially from the preliminary allocation used in the unaudited condensed combined financial information and related pro forma adjustments. The following table summarizes the allocation of the preliminary estimated purchase price:

in thousands	As of March 31, 2020
Fair value of assets acquired:
Cash and cash equivalents	$282,032
Trade accounts receivable	1,532,998
Inventories	1,498,400
Other current assets	52,266
Property and equipment	174,755
Operating lease assets	263,539
Intangible assets	1,485,000
Other non-current assets	117,564
Amount attributable to assets acquired	$5,406,554

in thousands	As of March 31, 2020
Fair value of liabilities assumed:
Current liabilities	$1,412,129
Long term debt	63,982
Non-current lease liabilities	209,226
Deferred income taxes	280,139
Other Non-current liabilities	165,145
Amount attributable to liabilities assumed	$2,130,621

Fair value of net assets acquired	$3,275,933
Goodwill as of March 31, 2020	1,559,493
Total estimated purchase price	$4,835,426

Anixter’s preliminary identifiable intangible assets and their estimated useful lives consist of the following:

Identifiable Intangible Assets	Weighted Average Estimated Useful Life in Years	Estimated Fair Value

Customer relationships	20	$1,260,000
Trademark	15	225,000
		$1,485,000

WESCO has not yet determined the fair value of the property and equipment acquired; therefore carrying value has been used in the preliminary purchase price allocation and in the pro forma financial information.

The deferred tax liabilities included in other non-current liabilities above represent the deferred tax impact associated with the incremental difference in book and tax basis created from the preliminary purchase price allocation. WESCO has estimated that the fair value adjustment to increase deferred tax liabilities, net would be $284.3 million. This assumes the estimated blended statutory tax rate of approximately 24.5% for the combined company.

The effective tax rate of the combined company could be significantly different (either higher or lower) depending on the post-acquisition activities, including repatriation decisions, cash needs and the geographical mix of taxable income. The estimate is preliminary and subject to change based upon the final determination of fair value of the identifiable assets and liabilities.

Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the identified assets to be acquired and liabilities assumed. Goodwill recognized in the Merger is not expected to be deductible for tax purposes.

NOTE 3: Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using a 24.5% blended statutory tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

a)
Reflects the use of the combined company cash balances, after reflecting the debt financing used to fund a portion of the estimated purchase consideration (including the proceeds from this offering and borrowings under the New ABL Facility and the Receivables Facility). Additionally, WESCO’s debt issuance costs, both WESCO and Anixter’s transaction costs, and WESCO and Anixter’s debt instruments extinguished concurrent with the closing of the Merger are included in the net cash outflow.

Cash inflow related to the Merger

The pro forma adjustments assume that the funding anticipated to be received to effectuate the Merger consists of debt financing of approximately $3.6 billion, net of issuance costs of $119.9 million. This amount may be reduced by available cash flow from operations. WESCO anticipates issuing $2.8 billion in senior unsecured notes to partially fund the Merger, as further described in this offering memorandum. The remaining debt financing will be a mix of funds borrowed under the New ABL Facility and the Receivables Facility.

Cash outflow related to the Merger

The portion of the Merger Consideration anticipated to be paid in cash of $4.0 billion represents: $3.9 billion of cash consideration paid for shares of Anixter common stock, Anixter options and restricted stock units and the settlement of certain Anixter obligations; $100.0 million to extinguish the Existing ABL Facility; $61.5 million of transaction costs anticipated to be incurred and paid by WESCO and Anixter at close; and $10.9 million in payments to Anixter named executive officers due to the change of control.

b)
Reflects the step-up in inventory to fair value of approximately $133.2 million. The preliminary fair value adjustment related to inventory acquired was not included in the pro forma adjustments related to the cost of goods sold in the unaudited pro forma condensed combined statement of income as there is no continuing impact on operations of the combined business.

c)
Reflects the elimination of the termination fee paid by WESCO on Anixter’s behalf from prepaid expenses and other current assets in order to reflect the amount as part of the purchase price consideration transferred to CD&R in connection with the termination of Anixter’s merger agreement with CD&R.

d)
Reflects the preliminary estimate of fair value of identifiable intangible assets acquired in the amount of $1.5 billion and the elimination of intangible assets associated with Anixter in the amount of $342.9 million.

e)	Reflects the pro forma adjustment for the goodwill arising from the Merger in the amount of $1.6 billion and the elimination of goodwill associated with Anixter in the amount of $810.0 million.

f)	Reflects the offset of $9.3 million against deferred tax liabilities associated with fair value adjustments.

g)	Reflects the pro forma reclassifications of accrued payroll and benefit costs of $52.9 million from other current liabilities.

h)	Reflects the pro forma adjustments to other current liabilities which includes:

i.	Reclassification of accrued payroll and benefit costs in the amounts of $52.9 million;

ii.	An accrual of transaction costs of $19.5 million anticipated to be incurred;

iii.	Removal of accrued interest of $8.7 million related to the partial retirement of the Anixter 2023 Notes and the Anixter 2025 Notes; and

iv.
Reduction of current tax liabilities of $17.1 million related to tax deductible transaction costs estimated to be incurred after March 31, 2020 and change of control bonus to be paid to named executive officers as part of the closing of the Merger.

i)	Reflects the pro forma adjustments to non-current long-term debt which includes:

i.
Extinguishment of the Anixter 2021 Notes, the partial retirement of the Anixter 2023 Notes and the Anixter 2025 Notes and Anixter’s receivables facility totaling $1.3 billion; associated unamortized debt issuance costs of $10.2 million; and fair value adjustment to assumed debt of $1.2 million; and

ii.	Extinguishment of WESCO’s Existing ABL Facility totaling $100.0 million and associated unamortized debt issuance costs of $2.1 million.

j)
Reflects the adjustment to deferred tax liabilities, net based on the estimated statutory tax rate for the combined entity multiplied by the fair value adjustments made to assets acquired and liabilities assumed, as calculated below:

in thousands	As of March 31, 2020
Fair value adjustment to increase Anixter’s inventories	$133,245
Fair value adjustment to increase Anixter’s intangible assets, net	1,142,057
Elimination of the tax deductible component of Anixter historical goodwill	(114,832)
$1,160,470
Estimated statutory domestic tax rate for the combined entity	24.5%
$284,315
Less reclassification of Anixter deferred tax asset	(9,274)
$275,041

k)
Reflects the estimated fair value portion of the replacement WESCO phantom stock units issued to Anixter’s employees at the time of closing attributable to pre-Merger services to be settled at the completion of the vesting period in cash.

Reflects the adjustments to eliminate Anixter’s historical equity balances, record estimated purchase price at fair value and reflect the issuance of depositary shares representing an interest in WESCO Series A preferred stock and shares of WESCO common stock:

in thousands	As of March 31, 2020
Estimated stock portion of purchase price:
WESCO common stock, $0.01 per share par value, expected to be issued in the Merger	$82
WESCO Series A preferred stock, $25,000 stated amount per whole share, expected to be issued in the Merger	-
Adjustment to additional capital in excess of par value for common and WESCO Series A preferred stock expected to be issued in the Merger	869,299
Estimated stock portion of purchase price	$869,381

Common stock issued for Merger Consideration and elimination of Anixter historical equity balances:
WESCO common stock expected to be issued in the Merger	$82
Elimination of Anixter’s historical common stock	(34,386)
Pro forma adjustment to common stock	$(34,304)

Additional paid in capital arising from the Merger:
Adjustment to additional capital in excess of par value for common and WESCO Series A preferred stock expected to be issued in the Merger	$869,299
Elimination of Anixter historical capital surplus	(311,076)
Pro forma adjustment to additional capital in excess of par value	$558,223

Retained earnings:
Retained earnings impact for estimated Merger-related transaction costs, net of tax	$(66,647)
Retained earnings impact for change in control bonuses vested at close, net of tax	(8,218)
Removal of deferred financing fees on WESCO’s Existing ABL Facility	(2,053)
Elimination of Anixter historical retained earnings	(1,819,496)
Pro forma adjustment to retained earnings	$(1,896,414)

Elimination of Anixter historical accumulated other comprehensive loss	$331,618

l)
In connection with the Merger Agreement, Anixter may grant restricted stock unit equity awards in the ordinary course of business with a grant date fair value of no more than $20.0 million to its employees, directors, and service providers. These awards, which are not part of the change in control severance agreement, are converted into cash-only settled WESCO phantom stock units with certain vesting criteria. The estimated fair value of these WESCO phantom stock units is $19.2 million which vests ratably over a 3 year period. The unaudited pro forma condensed combined statements of income reflect the adjustment of additional equity compensation expense for post-Merger services of $0.5 million, $6.4 million and $5.3 million for the three months ended March 31, 2020, year ended December 31, 2019 and twelve months ended March 31, 2020, respectively.

m)
Reflects the adjustment to eliminate $7.4 million, $15.0 million and $22.4 million of non-recurring Merger related transaction costs for the three months ended March 31, 2020, year ended December 31, 2019 and twelve months ended March 31, 2020, respectively.

n)	Reflects the adjustment to record amortization expense related to identifiable intangible assets based on the preliminary determination of WESCO’s estimated useful lives and amortization method:

in thousands	Three Months Ended March 31, 2020	Year Ended December 31, 2019	Twelve Months Ended March 31, 2020
Reversal of historical amortization expense related to Anixter’s intangible assets	$(8,609)	$(35,048)	$(34,844)
Amortization of identifiable intangible assets acquired	19,500	78,000	78,000
Total incremental amortization expense	$10,891	$42,952	$43,156

o)
Reflects the reversal of interest expense and amortization of debt issuance costs associated with the extinguishment of the Anixter 2021 Notes and partial retirement of the Anixter 2023 and Anixter 2025 Notes, Anixter’s receivables facility and WESCO’s Existing ABL Facility and incremental interest expense and amortization of debt issuance costs associated with the new debt structure assumed at the effective time of the Merger.

in thousands	Three Months Ended March 31, 2020	Year Ended December 31, 2019	Twelve Months Ended March 31, 2020
Reversal of Anixter's historical interest expense and amortization of debt issuance costs	$(15,469)	$(70,932)	$(67,539)
Adjustment to Anixter's historical expense related to debt fair value adjustment of assumed notes	67	269	269
	$(15,402)	$(70,663)	$(67,270)

Reversal of WESCO’s historical interest expense and amortization of debt issuance costs for the Existing ABL Facility	$(708)	$(4,432)	$(3,825)
Interest expense and amortization of debt issuance costs related to the new assumed debt structure	58,440	233,765	233,765
	$57,732	$229,333	$229,940

Total incremental interest expense	$42,330	$158,670	$162,670

A one-eighth percent change in the assumed interest rate of the new debt would increase or decrease the interest expense by $0.3 million, $1.1 million and $1.1 million for the three months ended March 31, 2020, year ended December 31, 2019 and twelve months ended March 31, 2020, respectively.

p)
The pro forma income tax adjustments included in the pro forma statements of income for the three months ended March 31, 2020, year ended December 31, 2019 and twelve months ended March 31, 2020, respectively, reflect the income tax effects of the pro forma adjustments. The effective blended tax rate of the combined company could be significantly different from what has been used in these pro forma financial statements for a variety of reasons, including post-Merger activities.

q)
Reflects the adjustment of $14.4 million, $57.4 million and $57.4 million for the three months ended March 31, 2020, year ended December 31, 2019 and twelve months ended March 31, 2020, respectively, assuming the initial annual dividend rate for the WESCO Series A preferred stock will be 10.625%, based on the highest yield to maturity using the issue price of the 8-Year Notes, plus a spread of 325 basis points. This is calculated based on the number of shares of WESCO Series A preferred stock issued and the $25,000 liquidation preference per whole share of WESCO Series A preferred stock.

r)
Reflects the elimination of Anixter’s weighted-average shares outstanding; the issuance of WESCO common stock and depositary shares of WESCO Series A preferred stock to Anixter stockholders as part of the purchase price. Basic and diluted net earnings per share (“EPS”) are each calculated by dividing adjusted pro forma net earnings by the weighted average shares outstanding and diluted weighted average shares outstanding, respectively, for the three months ended March 31, 2020, year ended December 31, 2019 and twelve months ended March 31, 2020.

Basic and Diluted earnings per share have been reduced by $14.4 million, $57.4 million and $57.4 million for the three months ended March 31, 2020, year ended December 31, 2019 and twelve months ended March 31, 2020, respectively, for pro forma dividends on the WESCO Series A preferred stock.

in thousands	Three Months Ended March 31, 2020	Year Ended December 31, 2019	Twelve Months Ended March 31, 2020
Basic EPS
Combined pro forma net income	$36,355	$344,149	$337,198
Add: Loss attributable to non-controlling interests	232	1,228	1,041
Less: Pro forma preferred stock dividend	(14,351)	(57,404)	(57,404)
Combined pro forma net income attributable to WESCO common stockholders	$22,236	$287,973	$280,835
Historical weighted average number of basic shares - WESCO	41,837	43,104	42,304
Pro forma shares issued to Anixter stockholders	8,150	8,150	8,150
Pro forma weighted average common shares outstanding	49,987	51,254	50,454
Basic EPS	$0.44	$5.62	$5.57

Diluted EPS
Combined pro forma net income	$36,355	$344,149	$337,198
Add: Loss attributable to non-controlling interests	232	1,228	1,041
Less: Pro forma preferred stock dividend	(14,351)	(57,404)	(57,404)
Combined pro forma net income attributable to WESCO common stockholders	$22,236	$287,973	$280,835
Pro forma weighted average common shares outstanding	49,987	51,254	50,454
Historical diluted equity awards	238	383	313
Total Pro forma diluted weighted average common shares	50,225	51,637	50,767
Diluted EPS	$0.44	$5.58	$5.53